Exhibit 10.45

STOCK OPTION AGREEMENT


THIS STOCK OPTION AGREEMENT, dated as of October 27, 1997 is made by and between SPECIALTY FOODS ACQUISITION CORPORATION, a Delaware corporation (the "Company"), and LAWRENCE S. BENJAMIN
(the "Optionee").

WHEREAS, the Company, Specialty Foods Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("SFC"), and the Optionee entered into an Amended and Restated Executive
Employment Agreement effective as of January 1, 1997 (the
"Employment Agreement"); and

WHEREAS, the Company desires to grant certain options to the Optionee to purchase shares of common stock, $.01 par value, of the Company (the "Common Stock") in order to provide for the Optionee an incentive (i) to remain in the employ of the Company and its subsidiaries, and (ii) to maintain and enhance the Company's long-term performance and profitability;

NOW, THEREFORE, in consideration of the foregoing and of the mutual undertakings set forth in this Stock Option Agreement, the Company and the Optionee agree as follows:

     Section 1. Grant of Option. The Company hereby grants to the Optionee options (hereinafter referred to collectively and individually as the "Option") to purchase one million (1,000,000) shares of Common Stock of the Company, at a purchase price equal to $0.021332 per share.

     Section 3.     Exercisability.

(a) Subject to the Employment Agreement, the Option granted herein shall be exercisable as follows:


                      Number of Shares      Cumulative Number of
                      as to which Option    Shares as to which
On or After           becomes Exercisable   Option
                                            becomes Exercisable
October 25, 1997      250,000               250,000
October 25, 1998      250,000               500,000
October 25, 1999      250,000               750,000
October 25, 2000      250,000               1,000,000

               (b) The Option shall remain exercisable, whether prior to or following termination of employment, in accordance with, and subject to, the applicable provisions of the Employment
Agreement.

     Section 4. Method of Option Exercise. The Option may be exercised in its entirety by giving to the Company written notice of exercise. Full payment of the purchase price shall be made on the date of such notice (the "Option Exercise Date") by certified or official bank check or personal check (subject to collection) payable to the Company. As soon as practicable after it receives payment of the purchase price, the Company shall deliver to the Optionee a certificate or certificates for the shares of Common Stock so purchased.

     Section 5. Withholding Tax Requirements. Whenever shares of Common Stock are to be delivered upon exercise of the Option, the Company may require as a condition of delivery that the Optionee remit to the Company an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto, if any. The Company may satisfy the requirements of the preceding sentence by deducting from the number of shares otherwise deliverable to the Optionee, a number of shares having a fair market value equal to the amount required to satisfy all federal, state and other governmental withholding tax requirements related thereto, if any.

     Section 6. Adjustments Upon Changes in Capitalization. In the event of any increase or decrease, after the date of this Stock Option Agreement, in the number of issued shares of Common Stock resulting from the subdivision or combination of shares of Common Stock or other capital adjustments, or the payment of a stock dividend, the Board shall proportionately adjust the number of shares subject to the Option, the purchase price set forth in
Section 2, and any and all other appropriate matters; provided, however, that any Option to purchase fractional shares resulting from any such adjustment shall be rounded up to the next higher share.

     Section 7.     Restrictions.

               (a) Notwithstanding any other provision of this Stock Option Agreement, if the Board shall at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the issuance or transfer of shares of Common Stock to the Optionee or the taking of any other action in connection with this Stock Option Agreement, then such action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Board; provided, however, that (i) the Board shall make a good faith effort to obtain any Consent described in clauses (ii) and (iii) of Section 7(b), and (ii) the obtaining of Consents described in clause (i) of Section 7(b) shall be governed by the Stockholders Agreement (as hereinafter defined).

               (b) For purposes of this Section 7, the term "Consent" means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Optionee with respect to the disposition of shares of Common Stock, or with respect to any other matter, which the Board shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and (iii) any and all consents, clearances and approvals by any governmental or other regulatory bodies in respect of any action taken or to be taken under this Stock Option Agreement, other than Consents described in clause (i) above.

     Section 8. Right of Discharge Reserved. Nothing in this Stock Option Agreement shall confer upon the Optionee the right to continue in the employ or service of the Company or any of its subsidiaries, or affect any right which the Company or any of its subsidiaries may have to terminate the employment or service of the Optionee.

     Section 9. No Rights as a Stockholder. Neither the Optionee nor any person succeeding to the Optionee's rights hereunder shall have any rights as a stockholder with respect to any shares subject to the Option until the date of the issuance of a stock certificate to him for such shares. Except for adjustments made pursuant to Section 6, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

     Section 10. Nature of Payments. Any and all issuances of shares of Common Stock hereunder shall constitute a special incentive payment to the Optionee. Such issuances and payments shall not, unless otherwise determined by the Board, be taken into account in computing the amount of salary or compensation of the Optionee for the purposes of determining any pension, retirement, death or other benefits under (i) any pension, retirement, life insurance or other benefit plan of the Company or any subsidiary, or (ii) an agreement between the Company or any subsidiary, on the one hand, and the Optionee, on the other hand.

     Section 11.    Definition of Subsidiary.  The term
"subsidiary" as used in this Stock Option Agreement shall have the meaning ascribed to such term in the Employment Agreement.

     Section 12. Release of Board Members. By entering into this Stock Option Agreement, the Optionee agrees that no member of the Board of Directors of the Company, SFC, or of any subsidiary or affiliate thereof shall be liable for any action or determination made in good faith with respect to this Stock Option Agreement.

     Section 13.    Section Headings.  The section headings
contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections.

     Section 14. Notices. Any notice to be provided hereunder shall be addressed and given in the manner set forth in the Employment Agreement.

     Section 15. Other Payments or Awards. Nothing contained in this Stock Option Agreement shall be deemed in any way to limit or restrict the Company, any subsidiary or the Board from making any award or payment to the Optionee under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

     Section 16.    Limitations on Transferability.

               (a) No right granted to the Optionee under this Stock Option Agreement shall be assignable or transferable by the Optionee (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, all rights granted to the Optionee under this Stock Option Agreement shall be exercisable only by the Optionee or by the Optionee's guardian or legal representative.

               (b) The shares obtained by the Optionee as a result of the exercise of the Option will be subject to that certain Stockholders Agreement dated as of August 16, 1993, as amended by Amendment dated as of August 19, 1994 and as may be further amended from time to time (the "Stockholders Agreement"), by and among the Corporation, the Purchasers and the Investors (as those terms are defined therein), and upon exercise, and as a condition to the Corporation's obligation to issue certificates, the Optionee, or his guardian or legal representative, shall agree to be bound by the terms thereof by executing and delivering an Acknowledgment and Agreement in form and substance acceptable to the Company. In connection with any proposed amendments to the Stockholders Agreement, the Company agrees to provide the Optionee with copies of all materials provided to Investors (as defined in the Stockholders Agreement) when and in the form such materials are so provided.

     Section 17. Board Determinations. The Board shall have the plenary authority (a) to construe, interpret and implement this Stock Option Agreement, and (b) to make all determinations necessary or advisable in administering this Stock Option Agreement.

     Section 18. Successors and Assigns. This Stock Option Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent set forth in Section 16, the heirs and personal representatives of the Optionee.

     Section 19.    Governing Law.  This Agreement shall be
governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

     Section 20.    Modifications to Stock Option Agreement.
This Stock Option Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both the Company and the Optionee.

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the date first above written.

                                   SPECIALTY FOODS ACQUISITION
                                   CORPORATION


                                   By:  /s/ Robert B. Aiken
                                   Name:     Robert B. Aiken
                                   Title:    Vice President


                                   /s/ Lawrence S. Benjamin
                                   LAWRENCE S. BENJAMIN